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SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Ciphergen Biosystems, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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April 30, 2003

Dear Stockholders:

        It is my pleasure to invite you to the 2003 Annual Meeting of Stockholders of Ciphergen Biosystems, Inc. to be held on Thursday, June 5, 2003 at 10:00 a.m. at Ciphergen's offices located at 6611 Dumbarton Circle, Fremont, California. The enclosed Notice of the Annual Meeting and the Proxy Statement describe the business to be conducted at the meeting.

        I hope you will be able to join us. If you are unable to attend this year's meeting, you can ensure your representation by completing the enclosed Proxy and returning it to us promptly.

        Thank you for your continued interest and participation in the affairs of Ciphergen Biosystems, Inc.

Sincerely,

William E. Rich, Ph.D. President, Chief Executive Officer and Director

CIPHERGEN BIOSYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, JUNE 5, 2003

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Ciphergen Biosystems, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, June 5, 2003 at 10:00 a.m., local time, at the Company's offices located at 6611 Dumbarton Circle, Fremont, California, for the following purposes:

        1.    To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2003 (Proposal One); and

        2.    To elect two (2) Class III directors to the Company's Board of Directors, each to serve for a three year term and until his successor is duly elected and qualified (Proposal Two);

        3.    To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on April 10, 2003 are entitled to notice of and to vote at the meeting.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a Proxy.

Sincerely,

Michael J. O'Donnell Secretary

Fremont, California
April 30, 2003

CIPHERGEN BIOSYSTEMS, INC.
6611 Dumbarton Circle
Fremont, California 94555

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed Proxy is solicited on behalf of the Board of Directors of Ciphergen Biosystems, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's executive offices on Thursday, June 5, 2003, at 10:00 a.m. local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company's principal executive offices are located at the address listed at the top of the page and its telephone number is (510) 505-2100.

        The Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003, containing financial statements for the fiscal year ended December 31, 2002, is being mailed together with these proxy solicitation materials to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement, the accompanying Proxy and the Company's Annual Report will first be mailed on or about April 30, 2003.

        The Company shall provide without charge to each stockholder solicited by these proxy solicitation materials a copy of the Company's Annual Report on Form 10-K, together with the financial statements required to be filed with the Annual Report, upon request of the stockholder made in writing to Ciphergen Biosystems, Inc., 6611 Dumbarton Circle, Fremont, California 94555, Attention: Sue Carruthers, Investor Relations.

Record Date; Share Ownership; Voting

        Stockholders of record at the close of business on April 10, 2003 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) thereof. At the Record Date, 27,352,969 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 277 stockholders. The holders of those shares are entitled to one vote per share on all matters presented at the Annual Meeting. The inspector of elections appointed for the Annual Meeting will separately tabulate the affirmative and negative votes, abstentions and broker non-votes.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (A) delivering to the Company at its principal offices (Attention: Sue Carruthers) (i) a written notice of revocation, or (ii) a duly executed proxy bearing a later date, or (B) attending the meeting and voting in person.

Solicitation of Proxies

        This solicitation of proxies is made by the Company and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

        Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

        Shares that are voted "FOR", "AGAINST" or "WITHHELD" are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" with respect to a matter will also be treated as shares entitled to vote (the "Votes Cast") with respect to such matter.

        When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for (i) the election of the nominees for directors set forth herein; (ii) the ratification of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2003; and (iii) upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

        While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

        Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal. With respect to a proposal that requires a majority of the outstanding shares however, a broker non-vote has the same effect as a vote against the proposal.

Deadline for Receipt of Stockholder Proposals

        Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the Company's Bylaws and the rules established by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2004 Annual Meeting of Stockholders must be received by the Company no later than January 3, 2004 in order that they may be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

        The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the Annual Meeting that is not included in this Proxy Statement. If a stockholder intends to present a proposal at the 2004 Annual Meeting of Stockholders and the stockholder does not give appropriate notice to the Company on or before March 6, 2004, the persons named as proxies may use their discretionary voting authority to vote on the proposal.

PROPOSAL ONE
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2003

        The Board of Directors has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2003, and recommends that stockholders vote for ratification of such appointment. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection or ratification, the Board of Directors, in its discretion, may direct the appointment of new independent public accountants at any time during the fiscal year if the Board of Directors determines that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote or ratification, the Board of Directors will reconsider its selection.

        PricewaterhouseCoopers LLP has audited the Company's financial statements since the year ended December 31, 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees billed to the Company by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2002

  Audit Fees:

        Fees billed by the Company's principal accounting firm, PricewaterhouseCoopers LLP, for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, and for review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $255,417 of which an aggregate amount of $175,413 was billed through December 2002.

  Financial Information Systems Design and Implementation Fees:

        The Company did not engage PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

  All Other Fees:

        Fees billed to the Company by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2002 for all other services rendered to the Company totaled $168,326. This consisted of $80,215 in fees for tax consultation and compliance, $49,557 for services related to statutory audits and filings with the Securities and Exchange Commission, and $38,554 for all other services.

Required Vote

        The affirmative vote of the holders of a majority of the Votes Cast is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

PROPOSAL TWO
ELECTION OF TWO CLASS III DIRECTORS

Nominees

        The Company's Board of Directors is divided into three classes, with the terms of office of Class I expiring at the 2004 Annual Meeting of Stockholders, Class II expiring at the 2005 Annual Meeting of Stockholders and Class III expiring at the 2003 Annual Meeting of Stockholders. The Company currently has six directors, with two directors in Class I, two directors in Class II and two directors in Class III. The terms of office of the Class III directors, William E. Rich and Wendell Wierenga, will expire at the Annual Meeting.

        At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for director nominees William E. Rich and Wendell Wierenga, who are currently Class III directors of the Company. Each nominee has consented to be named a nominee in the Proxy Statement and to continue to serve as a director if elected. If the nominee becomes unable or declines to serve as a director, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the other nominee if possible, or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees.

        The Company is not aware of any reason that the nominees will be unable or will decline to serve as directors. The term of office of each person elected as a director will continue until the Company's 2006 Annual Meeting of Stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

Vote Required

        Directors will be elected by a plurality vote of the shares of the Company's Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present. See "Quorum; Abstentions; Broker Non-Votes."

Nominees and Directors

        The following table sets forth certain information regarding our directors and nominees as of March 31, 2003.

Name	Age	Position	Director Since
John A. Young (1)(2)	70	Chairman of the Board of Directors	1993
William E. Rich, Ph.D	58	Director	1994
Michael J. Callaghan (1)(2)	50	Director	1998
Rajen K. Dalal, Ph.D	49	Director	2003
James L. Rathmann (2)	51	Director	1993
Wendell Wierenga, Ph.D. (1)	55	Director	2002

(1)
Member of Compensation Committee

(2)
Member of Audit Committee

        There is no family relationship between any director or executive officer of the Company.

  NOMINEES

        William E. Rich, Ph.D. joined us in September 1994 as our President and Chief Executive Officer and as a director. Prior to joining us, Dr. Rich was Senior Vice President of Sepracor, Inc. from 1991 to 1994, and President of BioSepra, which was spun off by Sepracor. Prior to joining Sepracor, he was Senior Vice President of Dionex Corporation and from 1975 to 1990, he had responsibility for both the Marketing and Sales and Research and Development departments at various times during his tenure there. Dr. Rich received a B.S. in Chemistry from Carson Newman College and a Ph.D. in Chemistry from the University of North Carolina, Chapel Hill and conducted post-doctoral research in biochemistry at Duke University.

        Wendell Wierenga, Ph.D. is Chief Executive Officer of Syrrx, Inc. and became one of our directors in 2002. Since September 2000, Dr. Wierenga has served as Chief Executive Officer of Syrrx, Inc., a biotechnology company focused on structural proteomics-based high throughput, rational drug discovery. From February 1999 to August 2000, Dr. Wierenga served as Senior Vice President, Worldwide Pharmaceutical Sciences, Technologies and Development of Pfizer, Inc., and from 1990 to February 1999 as Senior Vice President of the Parke-Davis Pharmaceutical Research division of Warner-Lambert Company. Prior to that, Dr. Wierenga held a succession of research and development positions at The Upjohn Company from 1974-1990. Dr. Wierenga serves on the board of directors of Onyx Pharmaceuticals, GenVec and Xenoport. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in chemistry from Stanford University.

  DIRECTORS

        John A. Young has been one of our directors since our inception and became our Chairman in 1995. Mr. Young was President and Chief Executive Officer of Hewlett-Packard Company from 1978 until his retirement in 1992. He serves as a director of another public life science company, Affymetrix, Inc., and also serves as a director of ChevronTexaco Corporation, Agere Systems and Lucent Technologies Inc. He received a B.S.E.E. from Oregon State University and an M.B.A. from the Stanford Graduate School of Business.

        Michael J. Callaghan is Senior Vice President of MDS Capital Corp. and became one of our directors in 1998. Prior to joining MDS Capital Corp. in 1992, he was active in several general management positions. Mr. Callaghan began his career with Ernst & Young, where he became a Chartered Accountant. He serves as a director of Systems Xcellence, Inc. and several private companies. He received a B. Comm. from McGill University and an M.B.A. from York University.

        Rajen K. Dalal, Ph.D. is President and Chief Executive Officer of Guava Technologies, Inc., a biotechnology company based on mammalian cell profiling and analysis. He became one of our directors in 2003. Prior to joining Guava in 2002, Dr. Dalal was at Chiron Corporation where he was most recently President of its Blood Testing division. Prior to joining Chiron in 1991, Dr. Dalal was a leader of McKinsey & Company's pharmaceuticals and technology management groups. Dr. Dalal received a bachelor's degree in chemistry from St. Xavier's College, the University of Bombay; a master's degree in biochemical engineering from the Massachusetts Institute of Technology; and an MBA from the University of Chicago.

        James L. Rathmann has been President of Falcon Technology Management Corporation and a general partner of Falcon Technology Partners, L.P. since its founding in 1993. Mr. Rathmann has been one of our directors since our inception. He serves as a director of several private companies. Prior to joining Falcon Technology in 1993, he was Senior Vice President of Operations at Soft-Switch, Inc. from 1984 to 1993. He received a B.A. in Mathematics from the University of Colorado and an M.S. in Computer Science from the University of Wisconsin.

Board Meetings And Committees

        The Board of Directors of the Company held a total of six meetings during the fiscal year ended December 31, 2002. Throughout fiscal year 2002, all directors attended greater than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such directors served. The Board of Directors has a standing Audit Committee and Compensation Committee, but does not have a standing Nominating Committee.

        The Audit Committee is composed of Michael J. Callaghan, James L. Rathmann and John A. Young, each of whom are "independent directors" as that term is defined under Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. The Committee is responsible for assuring the integrity of our financial controls, audit and reporting functions. It reviews with our management and our independent public accountants the effectiveness of our financial controls, accounting and reporting practices and procedures. In addition, the Audit Committee reviews the qualifications of our independent public accountants, makes recommendations to the Board of Directors regarding the selection of our auditors, and reviews the scope, fees and results of activities related to audit and non-audit services. The Board has adopted a written charter for the Audit Committee. The Audit Committee held seven meetings with the auditors during fiscal 2002. A report of the Audit Committee for the year ended December 31, 2002 is included later in this Proxy Statement.

        The Compensation Committee is chaired by John A. Young and has Michael J. Callaghan and Wendell Wierenga as additional members. Its principal responsibility is to administer our stock plans and to set the salaries and incentive compensation, including stock option grants, for the President and Chief Executive Officer and senior staff members. The Compensation Committee held one meeting during fiscal 2002. A report of the Compensation Committee is included later in this Proxy Statement.

Compensation Committee Interlocks And Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

THE CLASS I AND II DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE
TO ELECT THE NOMINEES FOR CLASS III DIRECTORS LISTED ABOVE
TO THE COMPANY'S BOARD OF DIRECTORS, EACH TO SERVE FOR A THREE YEAR TERM AND UNTIL
HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of April 10, 2003, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each director and each nominee for director, (ii) each of the executive officers named in the Summary Compensation Table appearing herein, (iii) any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and (iv) all current executive officers, directors and nominees for directors of the Company as a group. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, which may at a subsequent date result in a change of control of the Company. Unless otherwise indicated, the address of each listed stockholder is c/o Ciphergen Biosystems, Inc., 6611 Dumbarton Circle, Fremont, California 94555.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock Outstanding (1)
5% STOCKHOLDERS, DIRECTORS, NOMINEES FOR DIRECTORS AND NAMED EXECUTIVE OFFICERS
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,965,019	10.8%
James L. Rathmann (2) Falcon Technology Partners 600 Dorset Road Devon, PA 19333	2,302,831	8.4%
Falcon Technology Partners, LP 600 Dorset Road Devon, PA 19333	2,235,431	8.2%
Liberty Wanger Asset Management, L.P 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,975,000	7.2%
S.R. One, Limited Four Tower Bridge 200 Barr Harbor Drive, Suite 250 West Conshohocken, PA 19428	1,941,162	7.1%
William E. Rich (3)	1,488,052	5.4%
Michael J. Callaghan (4) MDS Capital Corp. 100 International Blvd. Etobicoke, Ontario, Canada M9W 6J6	1,329,836	4.9%
John A. Young (5) 167 S. San Antonio Road, Suite 7 Los Altos, CA 94022-3055	397,059	1.4%
John R. Storella (6)	130,901	*
Martin L. Verhoef (7)	118,416	*
Matthew J. Hogan (8)	115,695	*
David A. DeNola (9)	107,553	*
Wendell Wierenga (10) Syrrx, Inc. 10410 Science Center Drive San Diego, CA 92121	11,666	*
Rajen K. Dalah (11) Guava Technologies, Inc. 25801 Industrial Blvd. Hayward, CA 94545	2,083	*
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (thirteen persons) (12)	6,178,191	21.8%

*
less than one percent of outstanding shares

(1)
Applicable percentage ownership is based on 27,352,969 shares of Common Stock outstanding as of April 10, 2003 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after April 10, 2003, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2)
Includes 48,800 shares in the name of Mr. Rathmann, a director, issuable within 60 days of April 10, 2003 upon exercise of stock options, 18,600 shares currently owned by Mr. Rathmann and 2,235,431 shares in the name of Falcon Technology Partners, of which Mr. Rathmann is a General Partner.

(3)
Includes 26,229 shares held in an Individual Retirement Account and 4,300 shares held by Lenita L. Rich, a former employee, who is Dr. Rich's spouse. Includes 328,833 shares of Common Stock issuable within 60 days of April 10, 2003 upon exercise of stock options and 43,753 shares subject to repurchase in the event of employment termination, as part of an early option exercise agreement.

(4)
Includes 40,200 shares issuable within 60 days of April 10, 2003 upon exercise of a stock option grant to Michael J. Callaghan, 20,000 shares currently owned by Mr. Callaghan and 1,269,636 shares owned by four funds managed or advised by MDS Capital Corp. Mr. Callaghan, a director, is Senior Vice President of MDS Capital Corp.

(5)
Includes 279,459 shares of Common Stock and 117,600 shares issuable within 60 days of April 10, 2003 upon exercise of stock options granted to Mr. Young.

(6)
Includes 94,949 shares of Common Stock issuable within 60 days of April 10, 2003 upon exercise of stock options.

(7)
Includes 115,532 shares of Common Stock issuable within 60 days of April 10, 2003 upon exercise of stock options.

(8)
Includes 104,516 shares of Common Stock issuable within 60 days of April 10, 2003 upon exercise of stock options.

(9)
Includes 60,966 shares of Common Stock issuable within 60 days of April 10, 2003 upon exercise of stock options.

(10)
Includes 11,666 shares of Common Stock issuable within 60 days of April 10, 2003 upon exercise of stock options.

(11)
Includes 2,083 shares of Common Stock issuable within 60 days of April 10, 2003 upon exercise of stock options.

(12)
Includes 1,001,244 shares issuable within 60 days of April 10, 2003 upon exercise of stock options, and a total of 84,640 shares which are subject to repurchase in the event of termination of employment, as part of early exercise agreements for three officers.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers:

        Egisto Boschetti, 57, joined Ciphergen as a result of the BioSepra acquisition in July 2001, and serves as Vice President, Research and Development. Internationally recognized as an expert in protein separation by chromatography, he served BioSepra and its predecessors as Research Director since the inception of this business in the late 1970's. With a degree in biochemistry from the University of Bologna (Italy) and an MBA from Institut Francais de Gestion (France), Dr. Boschetti is one of the co-founders of Biosphere Medical where he served as President at the early stage of that company's development. His extensive experience in the domain of proteins is witnessed by over 180 scientific publications in international journals and books and the application of more than 30 patents. Major accomplishments in the bio-purification domain are the design of a variety of composite solid phase sorbents, coupling chemistry, ligand design and immobilization.

        Daniel M. Caserza, 50, joined us in May 1999, as Corporate Controller. Prior to joining us, he was Corporate Controller at Intellisys Group from March 1998 to April 1999, Swan Magnetics from June 1997 to March 1998, and Edify Corporation from June 1995 to June 1997, all technology companies. Earlier, he was Corporate Controller for Gas Tech, Inc., a subsidiary of Thermo Electron Corporation from 1992 to 1995, and before that he spent eleven years with Hewlett-Packard Company in a variety of financial positions. Mr. Caserza also previously worked in public accounting with Deloitte Haskins & Sells. He received a B.S. degree in mathematics from Santa Clara University and an M.B.A. from the Santa Clara University Graduate School of Business.

        David A. DeNola, 53, joined us in January 2000 as Vice President, Operations. Prior to joining us, he was Chief Operating Officer of Gamida-Cell, a cell therapy company, from March 1999 to January 2000. From September 1997 to March 1999, he was Vice President and Deputy General Manager of CBD Technologies, an agricultural biotechnology company. From August 1994 to August 1997, he held positions as Director of Operations, Business Development Manager and Chief Operating Officer at Diagenetics, Ltd., a molecular biology-based diagnostics company. From 1992 to 1993, he served as Director of Operations at Tago Immunologicals, a division of Biosource International, an antibody company. From 1991 to 1992, he was Manager of Contract Manufacturing at Somatix Therapy, a gene therapy company. Mr. DeNola received a B.A. in Genetics/Biological Anthropology from the University of California, Berkeley, and a post-graduate degree in Business from the Technion College in Israel.

        Matthew J. Hogan, 43, joined us in September 2000 as our Vice President and Chief Financial Officer. Prior to joining us, he was the Chief Financial Officer at Avocet Medical, Inc. starting in June 1999. From 1996 to 1999, Mr. Hogan was the Chief Financial Officer at Microcide Pharmaceuticals, Inc. From 1986 to 1996, he held various positions in the investment banking group at Merrill Lynch & Co., most recently as a Director focusing on the biotechnology and pharmaceutical sectors. Mr. Hogan holds a B.A. in Economics from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration.

        Robert M. Maurer, 50, joined us in June 1999 on a consulting basis and became a full time employee as Vice President, Business Development in February 2000. He was an independent consultant in biomedical business development, technology licensing and corporate strategy from March 1999 to February 2000. Prior to that he served as Vice President of Business Development at Avigen Corporation, a gene delivery system company, from November 1996 to February 1999. From November 1995 to June 1996, he was Vice President of Strategic Marketing at Promega Corporation, a life sciences company. From February 1992 to April 1995, he was Chief Operating Officer, Secretary and Treasurer of Molecular Geriatrics Corporation, an Alzheimer's Disease research company. From 1974 to February 1992 he held various sales and general management positions in the Diagnostics

Division of Abbott Laboratories. He received a B.A. in Economics and Mathematics from Carleton College and an M.B.A. from the Harvard Graduate School of Business.

        John R. Storella, 47, joined us in April 2000 as Vice President, Intellectual Property Affairs. Prior to joining us, he was a Partner from January 1999 to April 2000, and an Associate Attorney from October 1994 to December 1998, at Townsend and Townsend and Crew, LLP, a San Francisco law firm specializing in intellectual property. Prior to that, he was an Associate Attorney at Campbell and Flores in San Diego where he specialized in biotechnology patent law from April 1993 to September 1994. From 1988 to 1993 he was an Associate Attorney specializing in patent law at Fish & Neave in New York. He received a B.A. degree in Biology from Dartmouth College, an M.A. in Zoology from the University of Massachusetts, Amherst and a J.D. from the University of Virginia School of Law.

        Martin L. Verhoef, 43, joined us in April 2000 as Vice President, Sales and Marketing and was recently promoted to Senior Vice President, Sales, Marketing and Operations. Prior to joining us, he was with Hewlett-Packard Company/Agilent Technologies, Inc. from 1990 to April 2000. He was Marketing Manager, Bioscience Products from March 1999 to April 2000, System Program Manager, Bioscience Products from September 1997 to February 1999, and Marketing Section Manager, Bioscience Products from June 1996 to August 1997. Prior to that, he was Product Marketing Manager, Capillary Electrophoresis and Liquid Chromatography from 1990 to 1996 at Hewlett-Packard GmbH, in Waldbronn, Germany. From 1989 to 1990, he was Product Manager, Process Chromatography at Pharmacia LKB Biotechnology AB in Sweden. He received a B.S. degree in Medical Microbiology and Biochemistry from the Van't Hoff Institute in Rotterdam, the Netherlands.

Executive Compensation

        The following table sets forth all compensation paid or accrued during fiscal years 2002, 2001 and 2000 to the Company's President and Chief Executive Officer, and each of the Company's four other most highly compensated executive officers whose annual compensation exceeded $100,000 for fiscal year 2002 (each a "Named Officer").

SUMMARY COMPENSATION TABLE

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position	Fiscal Year			Securities Underlying Options(#)(2)	All Other Compensation(3)
		Salary	Bonus(1)
William E. Rich, Ph.D. President, Chief Executive Officer and Director	2002 2001 2000	$251,500 233,000 221,357	$240,101 220,000 200,000	125,000 100,000 344,000	$26,024 25,460 20,838
David A. DeNola Vice President, Operations (4)	2002 2001 2000	$204,306 193,906 167,727	$40,866 37,500 33,510	20,000 31,000 86,000	$1,622 1,568 906
Matthew J. Hogan Vice President & Chief Financial Officer (5)	2002 2001 2000	$200,454 184,875 58,636	$40,086 36,750 11,490	30,000 25,000 86,000	$1,640 1,568 272
John R. Storella Vice President, Intellectual Property Affairs (6)	2002 2001 2000	$201,574 190,057 117,283	$40,316 37,500 24,300	20,000 34,000 107,500	$1,622 1,568 725
Martin L. Verhoef Senior Vice President, Sales, Marketing & Operations (7)	2002 2001 2000	$219,443 199,091 131,041	$52,360 43,250 50,410	65,000 39,000 86,000	$17,219 4,078 838

(1)
Includes bonuses earned by the Named Officer based upon performance in the year noted but paid in the subsequent year.

(2)
Represents options granted at fair market value at the time of grant pursuant to the Company's 1993 Stock Option Plan or 2000 Stock Plan. Such options vest on a monthly basis over a five-year period.

(3)
Represents amounts paid by the Company on behalf of the officer for term life insurance policies (the proceeds of which are payable to the officer's beneficiaries) and, in the case of Dr. Rich and Mr. Verhoef, reimbursements for automobile leases. Also includes imputed interest on interest-free notes related to Dr. Rich's relocation to California.

(4)
David A. DeNola joined the Company in January 2000.

(5)
Matthew J. Hogan joined the Company in September 2000.

(6)
John R. Storella joined the Company in April 2000.

(7)
Martin L. Verhoef joined the Company in April 2000.

OPTION GRANTS IN 2002

        The following table sets forth information concerning grants of stock options to each of the Named Officers during 2002. All options granted to these executive officers in 2002 were granted under the 2000 Stock Plan. One-sixtieth (1/60th) of the shares subject to each option vests one month after the vesting commencement date, and an additional 1/60th of the shares subject to each option vests each month thereafter. The options are exercisable when vested. The percent of the total options set forth below is based on an aggregate of 1,110,400 options granted to employees during 2002. All options were granted at fair market value on the date of grant.

        Potential realizable value represents hypothetical gains that could be achieved on the options if exercised at the end of the option term assuming the fair market value of the Common Stock on the date of grant appreciates at 5% and 10% per year over the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of the Company's future Common Stock price.

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)
	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees During Period
Name				Exercise Price ($ per Share)
					Expiration Date	5%	10%
William E. Rich, Ph.D., President, Chief Executive Officer and Director	125,000	11.3%		4.53	June 5, 2012	$356,112	$902,457
David A. DeNola, Vice President, Operations	15,000 5,000	1.4 0.5	% %	4.53 3.32	June 5, 2012 November 6, 2012	42,733 10,440	108,295 26,456
Matthew J. Hogan, Vice President & Chief Financial Officer	30,000	2.7%		4.53	June 5, 2012	85,467	216,590
John R. Storella, Vice President, Intellectual Property Affairs	20,000	1.8%		4.53	June 5, 2012	56,978	144,393
Martin L. Verhoef, Senior Vice President, Sales, Marketing & Operations	40,000 25,000	3.6 2.3	% %	4.53 3.32	June 5, 2012 November 6, 2012	113,956 52,198	288,786 132,281

AGGREGATE OPTION EXERCISES IN 2002 AND VALUES AT DECEMBER 31, 2002

        The following table sets forth information concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table at December 31, 2002. The value of unexercised in-the-money options is based on the fair market value per share, as of December 31, 2002, of the Company's Common Stock underlying the options minus the actual exercise prices. All options were granted under the Company's 1993 Stock Option Plan or 2000 Stock Plan. Except as otherwise noted, these options vest over 60 months and otherwise conform to the terms of the Company's stock plans.

			Number of Unexercised Options at December 31, 2002(#)		Value of Unexercised In-the-Money Options at December 31, 2002($)(2)
Name	Shares Acquired on Exercise	Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William E. Rich, Ph.D. President, Chief Executive Officer and Director	—	—	300,500	182,500	$0	$0
David A. DeNola Vice President, Operations	—	—	54,883	39,117	11	639
Matthew J. Hogan Vice President and Chief Financial Officer	—	—	96,900	48,600	0	0
John R. Storella Vice President, Intellectual Property Affairs	—	—	88,383	40,867	0	0
Martin L. Verhoef Senior Vice President, Sales, Marketing and Operations	—	—	103,049	86,951	54	3,196

(1)
The Value Realized is equal to the market value of the Company's Common Stock on the date of exercise minus the exercise price.

(2)
Value is determined by subtracting the exercise price of an option from the $3.45 per share fair market value of the Company's Common Stock as of December 31, 2002.

Employment And Severance Agreements

        We entered into an employment agreement, dated August 24, 2000, with William E. Rich, Ph.D., our President and Chief Executive Officer. The agreement provides that if the Company is acquired and within 12 months afterwards Dr. Rich's employment is terminated or constructively terminated without cause, Dr. Rich will receive severence pay equal to 12 months' salary and all of the options granted to Dr. Rich will immediately vest.

Director Compensation

        During 2002 the Board of Directors determined that it would commence a cash compensation system for outside directors. Pursuant to this system, each outside director receives, at the outside director's choice, either: (i) payment in the amount of $2,500 paid quarterly as long as such person continues to act as a director, or (ii) an additional option to purchase a number of additional whole shares of Common Stock, which are determined by the Company to have a Black-Scholes valuation on the date of grant approximately equal to $10,000. In addition, each new outside director shall be granted, on the date of the first meeting of the Board he or she attends, an option to purchase 20,000 shares of Common Stock, vesting monthly over a 24-month period. Each continuing outside director shall be granted an annual option, on the date of each Annual Meeting of Stockholders, to purchase 10,000 shares of our Common Stock, vesting monthly over a 12-month period.

        During 2001, our outside directors served without cash compensation. In August 2001, outside directors or the institutions they represent were each awarded non-statutory options for 10,000 shares of our Common Stock, with each option granted vesting monthly over 12 months. In each of August 2000, November 1999, September 1998 and September 1997, outside directors or the institutions they represent were each awarded non-statutory options for 8,600 shares of our Common Stock, with each option granted vesting monthly over 12 months. In March 2000, John A. Young, the Chairman of our Board, was granted a non-statutory option to acquire 86,000 shares, of which half vested at the date of grant and half vests monthly over 24 months.

        The Company reimburses its directors who are not officers or employees for expenses incurred in attending any Board of Directors or committee meeting. Directors who are also the Company's officers or employees are not compensated for attending Board of Directors or committee meetings.

        Employee directors who meet the eligibility requirements may participate in the Company's 2000 Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

        The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors for approval the Company's executive compensation policies. The Compensation Committee during 2002 consisted of directors John A. Young, Michael J. Callaghan and Wendell Wierenga.

        The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to the Company's executive officers during the fiscal year ended December 31, 2002. Actual compensation earned during fiscal 2002 by the Named Officers is shown in the Summary Compensation Table above under "Executive Compensation and Other Matters."

Compensation Philosophy

        The goal of the Company's compensation policies is to align executive compensation with business objectives and corporate performance, and to attract and retain executives who contribute to the long-term success and value of the Company. Compensation for the Company's executive officers consists of a base salary and potential cash bonus, as well as potential incentive compensation through stock options and stock ownership. The Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation.

Base Salaries

        The base salary component is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salary for each officer is set on the basis of personal performance, the salary levels in effect for comparable positions within the Company's principal competitors, and internal comparability considerations. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer's qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer's base salary are based upon personal performance for the year and changes in the general level of base salaries of persons in comparable positions within the industry.

Incentive Bonuses

        The Company has a formal incentive bonus plan pursuant to which the executive officers of the Company are eligible to receive incentive cash compensation based upon achievement of quarterly or annual goals. The amounts of such cash bonuses for executive officers other than the Chief Executive Officer are determined by the Chief Executive Officer, subject to review and approval of the Compensation Committee and the Board of Directors. The amount of any cash bonus for the Chief Executive Officer is determined by the Compensation Committee, subject to the review and approval of the Board of Directors.

Long-Term Incentives

        The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Company's 1993 and 2000 stock option plans and the opportunity to purchase stock under the 2000 Employee Stock Purchase Plan (the "Purchase Plan"). The Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods (generally five years) that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted at the fair market value of the

Company's Common Stock on the date of grant. The Committee considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the past and anticipated future contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration.

        The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees may purchase Common Stock semi-annually through payroll deductions at a price equal to the lower of 85% of the closing price on the applicable offering commencement date or 85% of the closing price on the applicable purchase date. The Company has reserved 615,000 shares of Common Stock for issuance to employees under the Purchase Plan.

Chief Executive Officer Compensation

        The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. In 2002, William E. Rich's base salary was increased from $240,000 to $255,000, an increase of 6.3%. Mr. Rich received a $240,101 bonus in 2003 relative to 2002 performance and a $220,000 bonus in 2002 relative to 2001 performance. As with other executive officers, Mr. Rich's total compensation was based on the Company's accomplishments and the Chief Executive Officer's contribution thereto.

Section 162(M)

        The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the Proxy Statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

        In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

Respectfully submitted by:
MEMBERS OF THE COMPENSATION COMMITTEE
John A. Young, Chairman Michael J. Callaghan Wendell Wierenga

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14).

        The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Board has adopted a written Audit Committee Charter.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, "Communication with Audit Committees". In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

        The Committee also discussed with the Company's independent auditors the overall scope and results of their audit. The Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings with the auditors in regards to their review of the first three quarterly financial statements for the year ended December 31, 2002. The Committee also held three meetings with the auditors in regards to their audit of the quarterly and annual financial statements for the year ended December 31, 2002.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the reappointment of the Company's independent public accountants for the fiscal year ending December 31, 2003.

Respectfully submitted by:
MEMBERS OF THE AUDIT COMMITTEE
Michael J. Callaghan, Chairman James L. Rathmann John A. Young

PERFORMANCE GRAPH

Corporate Performance Graph

        The following graph shows a comparison of cumulative total returns from the effective date of the Company's initial public offering on September 28, 2000 through December 31, 2002 for the Company, the Nasdaq National Market Index and the Nasdaq Biotech Index. The Nasdaq Biotech Index is a capitalization-weighted index designed to measure the performance of all NASDAQ stocks in the biotechnology sector. The graph is presented pursuant to SEC rules. The Company believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of companies like Ciphergen are subject to a number of market-related factors other than company performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy and the prices of biopharmaceutical stocks.

CUMULATIVE TOTAL RETURN* AMONG CIPHERGEN BIOSYSTEMS, INC., THE NASDAQ
NATIONAL MARKET INDEX AND THE NASDAQ BIOTECH INDEX

CUMULATIVE TOTAL RETURN AT PERIOD ENDED

*
Assumes $100 was invested on September 28, 2000 in each of the Company's Common Stock at its initial public offering price of $16.00 per share and the Nasdaq National Market Index and the Nasdaq Biotech Index at the closing prices for such indexes at such date. Assumes dividends reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

        The information contained above under the captions "Report of the Compensation Committee of the Board of Directors" and "Performance Graph" shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

Section 16(A) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten percent or greater stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2002 all executive officers and directors of the Company complied with all applicable filing requirements, except Daniel M. Caserza, who failed to file a timely Form 4 disclosing certain stock option grants and purchases under the Company's stock plans.

Certain Business Relationships and Related Party Transactions

        In the Company's last fiscal year, there has not been nor is there currently proposed any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in "Employment and Severance Agreements" and (2) the transactions described below.

        In 1998, the Company provided two interest-free loans totaling $230,000 to William E. Rich in connection with his relocation to California. One promissory note in the principal amount of $200,000, secured by a deed of trust on Dr. Rich's residence, was repaid in April 2003. The other promissory note is unsecured and matures on November 17, 2003.

        In March 2003, when they became due, William E. Rich repaid two notes receivable related to the early exercise of stock options. The repayments totaled approximately $236,000, including interest. Additionally, the Company has notes receivable from five officers in the aggregate principal amount of $1.0 million related to the early exercise of stock options. These full recourse notes have five year terms, bear interest between 5.82% and 6.80%, and are collateralized by the underlying stock and other personal assets. All notes receivable related to the early exercise of options become due immediately upon termination of employment.

        The Company has entered into indemnification agreements with each of its directors and officers. Such indemnification agreements will require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

        The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Fremont, California
Dated: April 30, 2003

PROXY	CIPHERGEN BIOSYSTEMS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS JUNE 5, 2003

        The undersigned stockholder of Ciphergen Biosystems, Inc. (the "Company") hereby appoints William E. Rich and Matthew J. Hogan each with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on April 10, 2003, at the Annual Meeting of Shareholders of the Company to be held on June 5, 2003 (the "Annual Meeting"), at 10:00 a.m. at 6611 Dumbarton Circle, Fremont, California and any adjournments or postponements thereof.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS AND AS SAID PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENTS THEREOF.

        THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS RELATING TO THE ANNUAL MEETING.

Item 1:	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2003: ☐ For ☐ Against ☐ Abstain

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

Item 2:
To elect two (2) Class III Directors to the Company's Board of Directors, each to serve for a three year term and until their successors are duly elected and qualified:

Nominees: William E. Rich and Wendell Wierenga
☐	For
☐	Withheld
☐	For all nominees except as noted above

☐  Mark here for address change and note below.

NOTE: Please sign exactly as name appears hereon. Joint Owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.
Signature: Date: Signature: Date:
PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.

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CIPHERGEN BIOSYSTEMS, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD THURSDAY, JUNE 5, 2003
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003
PROPOSAL TWO ELECTION OF TWO CLASS III DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2002
AGGREGATE OPTION EXERCISES IN 2002 AND VALUES AT DECEMBER 31, 2002
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PERFORMANCE GRAPH
OTHER MATTERS